EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SLS and Mark Burnett Sign Promotion Agreement

OZARK, MISSOURI, JUNE 20, 2005 – SLS International, Inc. (OTC Bulletin Board: SITI or "SLS"), a designer and manufacturer of innovative proprietary audio systems, including its ultra-high fidelity “Ribbon Driver” loudspeakers, and Mark Burnett, executive producer of reality programs such as Survivor, The Apprentice with Donald Trump, The Apprentice with Martha Stewart and the upcoming Rock Star:INXS and his production company announced today that they have entered into a three-year promotion agreement. Under the terms of the agreement, Mr. Burnett and his production company will work to create product integration opportunities for SLS and SLS-branded products to be integrated into his primetime network television productions and to secure product placements of SLS products. Mr. Burnett will also act as a consultant to SLS on various business development projects.

The promotion agreement contemplates collaboration toward a product integration to coincide with SLS’ planned release of its “Q Line Qube System”. The Q Line is a new line of high-quality home theater and entertainment products for global markets that SLS has co-developed with world renowned producer, arranger, composer and Grammy Award, Academy Award and Emmy Award winner Quincy Jones. The Q Line Qube System, which combines SLS’ proprietary “Ribbon Driver” technology with Quincy Jones’ innovating design for optimum sound, is expected to launch in the first quarter of 2006. The promotion agreement contemplates that Mr. Jones will act as the on-camera SLS spokesperson in connection with product integrations generated by the promotion agreement.

“This deal exemplifies synergy at the intersection of the entertainment and consumer electronics industries,” proclaims John Gott, SLS’ chief executive officer. “This is a unique opportunity for us to join forces with some of the best names in Hollywood, increase brand awareness together and show the world what we have to offer. We are very excited about our upcoming Q Line systems and couldn’t think of a better way to launch additional products from that line.”

“I discovered SLS while analyzing sound systems for my new show Rock Star:INXS, and I was amazed by the sound quality of SLS speakers,” said Mr. Burnett. “I met with the SLS executives and with Quincy Jones and quickly realized that SLS was a company to hitch my wagon to.”

“Listening to the SLS speakers is like there is a sonic carpet to your soul,” says Quincy Jones. “If you could taste it, smell it or feel it, it would be different, but you just have to hear it. When you are in the movies or listening to music you can tell that the SLS’ deliver a much clearer and better sound and the new products that we are developing together are going to be affordable enough for anybody to own. Mark Burnett is the perfect partner to enlighten the world about these products.”

As part of the deal, SLS and Mr. Burnett’s production company expect to enter into license agreements for the use of certain trademarks and phrases associated with programs where SLS products are placed or integrated. Any licenses would bear specified royalties based on certain sales of SLS products.

In addition, SLS granted to Mr. Burnett options to purchase 1,000,000 shares of SLS common stock, at an exercise price of $2.05 per share, and warrants to purchase an additional 1,000,000 shares of SLS common stock, at an exercise of $6.50 per share, subject to a vesting schedule, anti-dilution adjustments and other terms set forth in the related option agreement and warrant certificate. The options and warrants, and the common stock for which such securities are exercisable, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption. The securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act. SLS has agreed to register for resale the shares of common stock issuable upon exercise of the options and warrants.

About SLS

Based in Ozark, Missouri, SLS International, Inc. is a 30-year-old manufacturer and developer of new patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth, just to name a few. For more information, visit http://www.slsaudio.com.

About Mark Burnett and His Production Company

Mark Burnett is an industry leader in the world of primetime non-fiction television. Burnett revolutionized television with hits such as Eco-Challenge, Survivor, The Apprentice, The Contender and the upcoming Rock Star:INXS. He also successfully reintroduced product placement as an integral part of each of his shows and his projects have garnered a total of 24 Emmy nominations since 2001. Mark Burnett was listed as the #1 Most Valuable Player by TV Guide and in Time Magazine’s Top 100 most influential people in the world today.

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “intend,” “expect” and similar words identify such forward-looking statements. These statements involve risks and uncertainties, and actual events and results may differ materially from those described in this press release. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the parties to successfully execute and perform any product integration or product placement; the ability of the parties to agree upon the terms of definitive agreements for product integrations, product placements and related licenses; the timing and success of SLS’ launch of its Q Line Qube System; the application of JMBP’s and Mr. Burnett’s creative control over all productions involving any product placements and product integrations; the application of Mr. Burnett’s reasonable discretion in promoting SLS and its products; and the success of the various television productions involving JMBP and Mr. Burnett with which any product placements and product integrations, if any, are expected to be associated. More information about potential factors which could affect SLS’ business and financial results is set forth in reports filed with the SEC, including SLS’ quarterly reports on Form 10-Q and its annual report on Form 10-K. All forward looking statements are based on information available to SLS as of the date hereof, and SLS assumes no obligation to update such statements.

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